EXHIBIT 4.2

                      FIRST AMENDMENT TO THE ANHEUSER-BUSCH
                 DEFERRED INCOME STOCK PURCHASE AND SAVINGS PLAN
         (FOR CERTAIN HOURLY EMPLOYEES OF ANHEUSER-BUSCH COMPANIES, INC.
                              AND ITS SUBSIDIARIES)
                 AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 1996


     Effective as of April 1, 1996, Anheuser-Busch Companies, Inc. (the "Company") amended and restated the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (for Employees Covered by a Collective Bargaining Agreement) the "Plan"). The Company reserved the right to further amend the Plan from time to time and hereby amends the Plan as follows:

     1. Section 2.17 of the Plan is hereby deleted and replaced to read in its entirety as follows:

          2.17 "Employee". Any common law employee employed by a Participating Employer in any full or part-time capacity who is compensated by the hour, or classified as regular or seasonal, and who is a resident of the United States or Puerto Rico. An individual who is not classified by his Participating Employer as a common law employee, but who for some other purpose is found or deemed to be a common law employee of a Participating Employer, shall not be an "Employee" for purposes of this Plan, notwithstanding such finding or determination.

     2. Subsection (b) of Section 3.1 of the Plan is hereby amended by adding to the end of such subsection the following:

          In addition, an individual who is not classified by his Participating Employer as an Employee, but who for some other purpose is nonetheless found or deemed to be an employee of the Participating Employer, shall not be eligible to participate in the Plan.

     IN WITNESS WHEREOF, the Company has executed this Amendment by and through its authorized agent this ____ day of ________, 1997, effective as of January 1, 1997.

                                    ANHEUSER-BUSCH COMPANIES, INC.



                                    By:      /s/ JACQUELYN G. JOHNSON
                                             Jacquelyn G. Johnson
                                             Chair, Administrative Committee